Exhibit 10.1

AGREEMENT TO PROTECT CONFIDENTIAL INFORMATION,

INTELLECTUAL PROPERTY AND BUSINESS RELATIONSHIPS

I RECOGNIZE that during my employment as a key executive with Central Garden and Pet Company and/or any of its wholly owned subsidiaries, successors and assigns(collectively called “the Company”), I will have access to Company Confidential Information as defined below and the Company’s valuable competitive information and business relationships.

I RECOGNIZE that my employment in certain capacities with a competitor would involve the use or disclosure of Company Confidential Information and/or competitive information and business relationships of the Company.

THEREFORE, in consideration for the attached Executive Employment Agreement and to prevent the use or disclosure of Company Confidential Information, and to protect the valuable competitive information and business relationships of the Company, I agree to the following:

1. For                  months after the termination of my employment with the Company and/or any post-termination consulting agreement with the Company, I will not directly or indirectly, in any capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), (1) engage in or prepare to engage in developing, producing, marketing, distributing or selling lawn, garden or pet related products for the business entities listed on Exhibit 1 or their successors (collectively called “Key Competitors”) and/or (2) engage in or prepare to engage in developing, producing, marketing, distributing or selling lawn, garden or pet related products for any business entity if that activity in any way involves the use or disclosure of Company Confidential Information. I understand and agree that the              Key Competitors listed on Exhibit 1, which is incorporated herein by reference, may be periodically updated by the Company providing me with a written revision of Exhibit 1; however, in no case shall the number of Key Competitors designated on Exhibit 1 be increased to exceed              Key Competitors.

2. For              months after the termination of my employment with the Company and/or any post-termination consulting agreement with the Company, I will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden or pet related products in the geographic markets for which I acquired Company Confidential Information about the Company’s customers or strategies or for which I developed business relations on behalf of the Company or for which I had responsibility while employed by the Company. This paragraph shall apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable.

3. For              months after the termination of my employment with the Company and/or any post-termination consulting agreement with the Company, I will not solicit or service, directly or indirectly, any customer I solicited or serviced while in the employ or service of the Company. This paragraph shall apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable.

4. For              months after the termination of my employment with the Company and/or any post-termination consulting agreement with the Company, I will not divert or attempt to divert any business or customers from the Company using Company Confidential Information.

5. For              months after the termination of my employment with the Company and/or any post-termination consulting agreement with the Company, I will not recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee of the Company to terminate their employment with the Company or otherwise cease their relationship with the Company.

6. For              months after the termination of my employment with the Company and/or any post-termination consulting agreement with the Company before I accept employment with any person or organization that is engage in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden or pet related products, I agree (1) to advise that prospective employer about the existence of this Agreement; (2) to provide that potential employer a copy of this Agreement; and (3) to advise the Company’s Vice President of Human Resources in writing, within five (5) business days, to whom I have provided a copy of this Agreement.

7. If any restriction set forth in this agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction.

8. “Company Confidential Information” as used in this Agreement refers to the Company’s confidential, proprietary and trade secret information including but not limited to information and strategy relating to the Company’s product, processes and services including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries; product development plans; business, acquisition and financial plans and forecasts; and marketing and sales plans and forecasts.

9. I understand that the restrictions contained in this Agreement are necessary and reasonable for the protection of the Company’s business, goodwill and its Company Confidential Information. I understand that any breach of this Agreement will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, I agree that the Company shall have the right to seek specific performance and injunctive relief. Any business entity that employees me in a capacity in which I violate this agreement shall be liable for damages and injunctive relief.

10. Courts should treat each numbered paragraph as a separate and severable contractual obligation intended to protect the legitimate interests of the Company and to which I intend to be bound.

11. I agree that the Company’s determination not to enforce this or similar agreements as to specific violations shall not operate as a waiver or release of my obligations under this Agreement.

12. This Agreement is in addition to any fiduciary duty and obligation that may exist under statutory or common law .

13. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by Executive and the Chief Executive Officer or Chairman of the Company.

AGREED AND ACCEPTED BY:

[Executive]	Date

For Central Garden & Pet Company	Date

Exhibit 1